Exhibit 99.h(1)(c)

AMENDMENT NUMBER 2 TO THE AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of September 16, 2026, is made to the Amended and Restated Transfer Agency and Service Agreement dated July 1, 2020, (the “Agreement”) between Short-Term Investments Trust (the “Fund”) and Invesco Investment Services, Inc. (the “Transfer Agent”), as amended. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to reflect certain changes.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1)	Section 1.03 is hereby added to the Agreement as set forth below:

1.03. The Transfer Agent may, at its expense, delegate to one or more entities some or all of the services provided to the Portfolios and their shareholders for which the Transfer Agent is responsible under the Agreement. The Transfer Agent will be responsible for the compensation, if any, of any such entities for such services provided to the Portfolios and their shareholders, unless otherwise agreed to by the parties. Notwithstanding any delegation pursuant to this paragraph, the Transfer Agent will continue to have responsibility and liability for all such services provided to the Fund under the Agreement.

2)	Schedule A to the Agreement is hereby amended and restated as set forth below:

Schedule A

Fee Schedule

For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees, on behalf of each of the Portfolios, to pay the Transfer Agent for shareholder accounts as follows (as applicable):

	Rate (annual)	Applies to	Share Class	Structure
Open-End Mutual Funds and Interval Funds
Per Account Fee	$17.60	accounts IIS services	excludes R5 & R6	fund charge
Closed Per Account Fee[1]	$0.70	accounts IIS services	excludes R5 & R6	fund charge
Small Balance Per Account Fee[2]	$12.00	accounts IIS services & subaccountants	excludes R5 & R6	return to fund
Sub Transfer Agency Expenses[3]		subaccounts	excludes R6	fund reimbursement
Investment Credits		interest earned on balances in disbursement accounts		return to fund
Asset Based Fee (sing complex-wide aggregated average daily net assets)
All Funds except Tax Exempt Bonds Funds	In bps	all funds except Tax Exempt Bond Funds	all share classes	fund charge
First $285 billion	3.00
Next $50 billion	2.75
Over $335 billion	2.50
Tax Exempt Bond Funds[4]	In bps	all Tax Exempt Bond Funds	all share classes	fund charge
First $50 billion	1.50
Next $15 billion	1.25
Over $65 billion	1.00
TA Expenses Cap[5]	10 bps
VA Funds			R5 & R6
Asset based fee per Fund based on average daily net assets	0.5 bps		all share classes	fund charge
Institutional Money Market Funds
Asset based fee per Fund based on average daily net assets	0.9 bps		all share classes	fund charge
Digital Sub-Transfer Agency Expenses[5]	*	accounts serviced by a Digital Sub-Transfer Agent	all share classes	fund charge

Out of Pocket Expenses. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

1 To be paid for 12 months following the date an account was closed.

2 Does not apply to the interval Funds.

3 Sub Transfer Agency Expenses are the fees paid to third party recordkeepers, which are passed through to the Funds subject to the Sub-Accounting Fee Payment Oversight Policy.

4 Includes all open-end Funds (excluding VI and institutional money market Funds) subject to an 80% policy to invest in tax-exempt/municipal securities per Rule 35d-1 under the 1940 Act.

5 The Transfer Agent agrees to waive the collection of any fee or reimbursement to the extent collection of such fee or reimbursement would cause expenses incurred by Class R5 and Class R6 of a Portfolio to exceed 0.10% of the average net assets attributable to such Class.

6 Digital Sub-Transfer Agency Expenses are fees paid to a third-party sub-transfer agent that provides digital transfer agency services.

*The services provided by the Digital Sub-Transfer Agent and the related fees are set forth in a separate side letter addendum to this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by and through their duly authorized officers, as of the day and year first above written.

SHORT-TERM INVESTMENTS TRUST

By:	/s/ Melanie Ringold
Name: Melanie Ringold
Title: Chief Legal Officer, Senior Vice President & Secretary

INVESCO INVESTMENT SERVICES, INC.

By:	/s/ Rhonda Dixon-Gunner
Name: Rhonda Dixon-Gunner
Title: Director and President